Exhibit 10.39

ADVISORY AGREEMENT
by and among
LEXINGTON STRATEGIC ASSET CORP.,
LSAC OPERATING PARTNERSHIP L.P.
and
LXP ADVISORY LLC
Dated as of October 6, 2005

          ADVISORY AGREEMENT, dated as of October 6, 2005, by and among LEXINGTON STRATEGIC ASSET CORP., a Delaware corporation (together with its subsidiaries, including the Operating Partnership, the “Company”, unless otherwise indicated or the context otherwise implies), LSAC OPERATING PARTNERSHIP L.P., a Delaware limited partnership (the “Operating Partnership”), and LXP ADVISORY LLC, a Delaware limited liability company (the “Advisor”).
WITNESSETH:
          WHEREAS, the Company and the Operating Partnership have been formed to invest in the LSAC Primary Investments (as defined in the Conflicts Policy); and
          WHEREAS, the Company intends to conduct its operations primarily through the Operating Partnership, of which the Company will be the sole member of the Operating Partnership’s sole general partner;
          WHEREAS, the Company desires to retain the Advisor to manage the business, assets and operations of the Company, subject to the direction and oversight of the Board of Directors (as defined below) and to perform certain services for the Company in the manner and on the terms set forth herein;
          NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:
          Section 1.   Definitions
          (a) The following terms shall have the meanings set forth in this Section 1(a):
     “Affiliate”: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, director, trustee, managing member or general partner of such other Person, and (iii) any legal entity for which such Person acts as an executive officer, director, trustee, managing member or general partner.
     “Agreement”: this Advisory Agreement, as amended, supplemented or otherwise modified from time to time.
     “Base Advisory Fee”: the base advisory fee, calculated and paid monthly in arrears in cash in an amount equal to one-twelfth of the sum of (i) 1.75% of the first $500 million of Equity and (ii) 1.50% of Equity in excess of $500 million.
     “Board of Directors”: the board of directors of the Company.
     “Business Day”: any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.
     “Change in Control of the Advisor”: shall be deemed to have occurred: (a) if any Person, other than Lexington (or its successor-in-interest by merger or stock purchase) or any Affiliate of the Advisor, the Company or Lexington, becomes the beneficial owner, directly or indirectly, of securities of the Advisor representing more than 50% of the aggregate voting power of all classes of the Advisor’s then outstanding voting securities or (b) upon approval by all requisite parties of (i) a plan of merger, consolidation, share exchange or similar transaction between the Advisor and an entity (other than an Affiliate of Lexington that executes this Agreement and agrees to bound by the provisions hereof), or (ii) a proposal with respect to the sale, lease, exchange or other disposal of all, or substantially all, of the Advisor’s assets to an entity (other than an Affiliate of Lexington that executes this Agreement and agrees to be bound by the provisions hereof).
     “Class B Units”: means the units in the Operating Partnership granted to the Advisor and certain of the Company’s executive officers pursuant to the terms of the Partnership Agreement.
     “Closing Date”: the date of closing of the Initial Private Offering.
     “Common Stock”: the common stock, par value $0.0001 per share, of the Company.
     “Conflicts Policy”: means the conflicts policy of Lexington with respect to Lexington and the Company, a copy of which is attached as Exhibit A hereto, as the same may be amended, changed or supplemented from time to time only in accordance with Section 18(d) hereof.
     “Equity”: for purposes of calculating the Base Advisory Fee, Equity equals the month-end value, computed in accordance with GAAP, of the Company’s stockholders’ equity, adjusted to exclude the effect of any depreciation, unrealized gains, unrealized losses or other non-cash items. For realized gains or losses, the amount of gain or loss shall be based on unadjusted book value.
     “Existing Joint Ventures”: Lexington Acquiport Company, LLC, Lexington Acquiport Company II, LLC, Lexington/LION Venture LP, and Triple Net Investment Company LLC.
     “GAAP”: means generally accepted accounting principles in effect in the United States on the date such principles are applied, consistently applied.
     “Governing Instruments”: the certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a partnership, the certificate of formation and operating agreement in the case of a limited liability company or the declaration of trust in the case of a trust.
     “Guidelines”: means the parameters and policies relating to the investments of the Company, a copy of which is attached as Exhibit B hereto, as the same may be amended, changed or supplemented from time to time by the Board of Directors in its sole discretion.

     “Independent Director”: a member of the Board of Directors who the Board of Directors has determined to be “independent” within the listing standards of the New York Stock Exchange (or other exchange on which the Company’s shares are listed or NASDAQ) and the Company’s corporate governance guidelines.
     “Initial Private Offering”: the sale by the Company to Friedman, Billings, Ramsey & Co., Inc., as initial purchaser, and the sale by the Company directly to certain individual and institutional accredited investors, with Friedman, Billings, Ramsey & Co., Inc. as placement agent, on October 6, 2005, of up to 12,700,000 shares of Common Stock in transactions exempt from registration under the Securities Act of 1933, as amended.
     “Lexington”: Lexington Corporate Properties Trust, which owns indirectly 100% of the Advisor.
     “LSAC Primary Investments”: shall have the meaning set forth in the Conflicts Policy.
     “Other Services”: services provided by the Advisor or its Affiliates to the Company, including, but not limited to, (i) due diligence and acquisition related services on assets acquired or considered for acquisition by the Company and (ii) legal, accounting, leasing, development, financial advisory, information and technology, administration, human resources, appraisal, environmental, structural or asset management services, property management services with respect to assets acquired by the Company, in each case subject to the direction and oversight of the Board of Directors.
     “Partnership Agreement”: means the agreement of limited partnership of the Operating Partnership, as amended or supplemented from time to time, in accordance with its terms.
     “Person”: any natural person, corporation, partnership, association, limited liability company, trust or any other legal entity.
     “Subsidiary”: any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company, including, without limitation, the Operating Partnership.
     “Termination Fee”: a termination fee equal to four times the sum of the average annualized Base Advisory Fee and distributions with respect to the Class B Units for the 24-month period preceding the date of termination or non-renewal of this Agreement, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination or non-renewal of this Agreement.
          (b) As used herein, accounting terms relating to the Company not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation”.
          Section 2.   Appointment and Duties of the Advisor
          (a) The Company hereby appoints the Advisor to manage the business, assets and operations of the Company subject to the further terms and conditions set forth in this Agreement and the Advisor hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein.
          (b) The Advisor at all times will be subject to the supervision and direction of the Board of Directors and will have only such functions and authority as set forth herein and as the Board of Directors may delegate to it. The Advisor will be responsible for providing the following services relating to the business, assets and operations of the Company as may be appropriate:
     (i) serving as the Company’s consultant with respect to the formulation of investment criteria and preparation of policy guidelines for approval by the Board of Directors;
     (ii) counseling the Company in connection with policy decisions to be made by the Board of Directors;
     (iii) investigating and analyzing potential investment opportunities for the Company and, if appropriate, proposing such potential investment opportunities to the Company;
     (iv) with respect to investments approved for acquisition or disposition by the Company, evaluating, negotiating, structuring, completing, causing to be completed and monitoring of such investments;
     (v) evaluating, recommending, completing and causing to be completed any financings or borrowings to be undertaken by the Company;
     (vi) making available to the Company its knowledge and experience with respect to real estate, real estate related assets, real estate operating companies and equipment leasing;
     (vii) engaging and supervising, on behalf of the Company and at the Company’s expense, third parties that provide real estate brokerage, equipment leasing, legal, accounting, transfer agent, registrar and leasing services, banking, investment banking and other financial services and such other services as may be required relating to the business, operations, investments or potential investments of the Company;
     (viii) engaging and supervising, on behalf of the Company and at the Company’s expense, other service providers that the Advisor deems to be necessary or appropriate for the Company or as directed by the Board of Directors;
     (ix) providing executive officers and other personnel as necessary for the general management of the Company relating to the day-to-day operations and administration of the Company (including, e.g., communicating with the holders of the equity and debt securities of the Company as required to satisfy the reporting and other requirements of any governing bodies or agencies and to maintain effective relations with such holders, causing the Company to qualify to do business in all applicable jurisdictions, complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended, and causing the Company to comply with all applicable laws).
          Section 3.   Additional Activities of the Advisor
          (a) Except as provided in the last sentence of this Section 3(a) and subject to the provisions of the Conflicts Policy, nothing in this Agreement shall (i) prevent the Advisor or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, including, without limitation, investing in, or rendering advisory services to others investing in, any type of net leased real estate assets (including, without limitation, investments that meet the principal investment objectives of the Company) or equipment leasing, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Advisor or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Advisor or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Advisor’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Advisor or any Affiliate of the Advisor to other investment companies, funds and advisory accounts. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Advisor or any Affiliate of the Advisor to any joint venture, investment company, fund or advisory account other than any joint venture, investment company, fund or advisory account which contains only funds invested by the Advisor, its Affiliates (and not any funds of any of their clients or customers) or their officers and directors. Notwithstanding anything to the contrary in this Section 3(a), the Advisor hereby agrees that neither the Advisor nor any entity controlled by the Advisor nor any of their respective officers, directors or employees shall raise, sponsor or advise any Person (other than the Existing Joint Ventures), that invests primarily in LSAC Primary Investments. The Company shall have the benefit of the Advisor’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the Advisor shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.
          (b) Directors, trustees, officers, employees and agents of the Advisor or Affiliates of the Advisor may serve as directors, trustees, officers, employees, agents, nominees or signatories for the Company, to the extent permitted by its Governing Instruments, as from time to time amended, or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company, such Persons shall use their respective titles in the Company.
          (c) The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Advisor to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Advisor to file any registration statement on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Advisor all resources, information and materials reasonably requested by the Advisor to enable the Advisor to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Advisor is not able to provide a service, or in the reasonable judgment of the Advisor it is not prudent to provide a service, without the approval of the Board of Directors or the Independent Directors, as applicable, then the Advisor shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.
          Section 4.   Bank Accounts
          At the direction of the Board of Directors, the Advisor may establish and maintain one or more bank accounts in the name of the Company and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company.
          Section 5.   Records; Confidentiality
          The Advisor shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company at any time during normal business hours. The Advisor shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not disclose Confidential Information, in whole or in part, to any Person other than to its Affiliates, officers, directors, employees, agents or representatives (collectively, “Representatives”) who need to know such Confidential Information for the purpose of rendering services hereunder or with the consent of the Company. The Advisor agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such Persons to treat such Confidential Information in accordance with the terms hereof. Nothing herein shall prevent the Advisor from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that the Advisor will provide the Company with prompt written notice of such order, request or demand so that the Company may seek an appropriate protective order and/or waive the Advisor’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Advisor is, in the opinion of counsel, required to disclose Confidential Information, the Advisor may disclose only that portion of such information that its counsel advises is legally required without liability hereunder; provided, that the Advisor agrees to exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Confidential Information that (A) is available to the public from a source other than the Advisor, (B) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (C) is obtained by the Advisor from a third-party without breach by such third-party of an obligation of confidence with respect to the Confidential Information disclosed.
          Section 6.   Obligations of the Advisor; Restrictions
          (a) The Advisor shall refrain from any action that in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, or (ii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or that would otherwise not be permitted by the Company’s Governing Instruments. If the Advisor is ordered to take any such action by the Board of Directors, the Advisor shall promptly notify the Board of Directors of the Advisor’s judgment that such action would violate any such law, rule or regulation or Governing Instruments. Notwithstanding the foregoing, the Advisor, its directors, officers, stockholders and employees shall not be liable to the Company, the Board of Directors or the Company’s stockholders or partners for any act or omission by the Advisor, its directors, officers, stockholders or employees taken in good faith or except as provided in Section 9 hereof.
          (b) The Board of Directors will periodically review the Guidelines and the Company’s investment portfolio but will not review each proposed investment, except as set forth below. Investments and dispositions, directly or indirectly, by the Company must be approved by the Board of Directors, unless authorized by the Guidelines.
          (c) The Advisor shall at all times maintain a tangible net worth equal to or greater than $200,000. In addition, the Advisor shall maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by property and asset and investment advisors performing functions similar to those provided by the Advisor under this Agreement with respect to assets similar to assets of the Company, in an amount that is comparable to that customarily maintained by other advisors of similar assets.

          Section 7.   Compensation
          (a) For the services rendered under this Agreement, the Advisor shall receive the Base Advisory Fee and 100 Class B Units. The Advisor may allocate such compensation in its sole discretion to its Affiliates, officers and directors.
          (b) Other than expenses incurred and reimbursed pursuant to the provisions of Section 8 hereunder, the parties acknowledge that the Base Advisory Fee is intended to compensate the Advisor for the costs and expenses of its executive officers and employees and any related overhead incurred in providing to the Company the investment advisory services and certain general management services rendered under this Agreement.
          (c) The Advisor will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to the provisions of Section 8 hereunder.
          (d) The Base Advisory Fee shall be payable in arrears in cash, in monthly installments, and the Advisor shall calculate each installment thereof within fifteen (15) days following the last day of each calendar month. The Company shall pay the Advisor each installment of the Base Advisory Fee (each, an “Advisory Fee Payment”) within twenty (20) days following the last day of the calendar month with respect to which such Advisory Fee Payment is payable.
          Section 8.   Expenses of the Company; Other Services
          (a) The Company shall not be responsible for employment expenses of the Lexington employees who provide services to the Advisor (including the officers of the Company who are also Lexington employees), including, without limitation, salaries, wages, payroll taxes and the cost of employee benefit plans of such personnel.
          (b) The Company shall pay all of the costs and expenses of the Company, excepting only those expenses that are specifically the responsibility of the Advisor pursuant to Section 8(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company shall be paid by the Company and shall not be paid by the Advisor and/or the Affiliates of the Advisor:
     (i) all costs and expenses associated with the formation and capital raising activities of the Company, including, without limitation, the costs and expenses of any 144A transaction or private placement by the Company, the preparation of the Company’s registration statements, any and all costs and expenses of an initial public offering of the Company, any subsequent offerings and any filing fees and costs of being a publicly traded company, including, without limitation, filings with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the New York Stock Exchange, Inc. (and any other exchange or over-the-counter market), among other such entities;
     (ii) all costs and expenses in connection with the acquisition, disposition, development, protection, maintenance, financing, hedging, administration and ownership of the Company’s investment assets, including, without limitation, costs and expenses incurred in contracting with third parties, including Affiliates of the Advisor, to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees, guaranty fees, ad valorem taxes, costs of foreclosure, maintenance, repair and improvement of property and premiums for insurance on property owned by the Company, provided that any costs and expenses incurred by Affiliates of the Advisor are at costs no greater than would be paid to third parties on an arm’s length basis;
     (iii) all legal, audit, accounting, underwriting, brokerage, listing, filing, custodian, rating agency, registration and other fees and charges, printing, engraving, clerical, personnel and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s equity securities or debt securities;
     (iv) all reasonable costs and expenses in connection with legal, accounting, due diligence, asset management, property management, leasing tasks and other services performed by the Advisor’s employees or Affiliates that outside professionals or outside consultants otherwise would perform, provided that the costs and expenses for such services do not exceed the costs and expenses that the Company would incur with respect to such services if it used third-party providers;
     (v) all expenses of third parties relating to communications to holders of equity securities or debt securities issued by the Company and the other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s securities and reports to third parties required under any indenture to which the Company is a party;
     (vi) all costs and expenses of money borrowed by the Company, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans and other indebtedness of the Company (including commitment fees, legal fees, closing and other costs);
     (vii) all taxes and license fees applicable to the Company, including interest and penalties thereon;
     (viii) all fees paid to and expenses of third-party advisors and independent contractors, consultants, advisors and other agents engaged by the Company or by the Advisor for the account of the Company and all employment expenses of the personnel employed by the Company (excluding any personnel which are also employed by the Advisor), including, without limitation, the salaries, wages, equity based compensation of such personnel, payroll taxes and the incremental cost for administering employee benefit plans of the Advisor which are used by such personnel;

     (ix) all insurance costs incurred by the Company, including, without limitation, any costs to obtain liability or other insurance to indemnify the Advisor and underwriters of any securities of the Company;
     (x) all costs and expenses relating to the acquisition of, and maintenance and upgrades to, the Company’s portfolio accounting systems;
     (xi) all compensation and fees paid to directors of the Company (excluding those directors who are also employees of the Advisor), all expenses of directors of the Company (including those directors who are also employees of the Advisor), the cost of directors and officers liability insurance and premiums for errors and omissions insurance, and any other insurance deemed necessary or advisable by the Advisor for the benefit of the Company and its directors and officers (including those directors who are also employees of the Advisor);
     (xii) all third-party legal, accounting and auditing fees and expenses and other similar services relating to the Company’s operations (including, without limitation, all quarterly and annual audit or tax fees and expenses);
     (xiii) all legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;
     (xiv) any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company, or against any trustee, director or officer of the Company in his capacity as such for which the Company is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;
     (xv) all travel and related expenses of directors, officers and employees of the Company and the Advisor incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or performing other business activities that relate to the Company, including, without limitation, travel and expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of the Company; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Advisor in good faith, where such expenses were not incurred solely for the benefit of the Company;
     (xvi) all expenses of organizing, modifying or dissolving the Company and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Company;
     (xvii) all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company, including, without limitation, in connection with any dividend reinvestment plan;
     (xviii) all expenses relating to any office or office facilities maintained by the Company, exclusive of the main office of the Advisor, including, without limitation, rent, telephone, utilities, office furniture, equipment, machinery and other office expenses for any persons employed by the Company;
     (xix) all costs and expenses related to the design and maintenance of the Company’s web site or sites and associated with any computer software or hardware that is used primarily for the Company;
     (xx) all other expenses actually incurred by the Advisor or its Affiliates or their respective officers, employees, representatives or agents, or any Affiliates thereof, which are reasonably necessary for the performance by the Advisor of its duties and functions under this Agreement (including, without limitation, any fees or expenses relating to the Company’s compliance with all governmental and regulatory matters);
     (xxi) the Company’s pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Advisor and its Affiliates required for the Company’s operations, including the main office of the Advisor, which for the first twelve (12) months from the date hereof shall not exceed $1.25 million; and
     (xxii) all other expenses of the Company that are not the responsibility of the Advisor under Section 8(a) of this Agreement.
          (c) The Company may engage the Advisor or its Affiliates to provide the Other Services. The Advisor or its Affiliates shall be paid or reimbursed for the costs of providing the Other Services; provided that such costs and reimbursements are at costs no greater than would be paid to outside professionals, consultants or other third parties on an arm’s length basis. Such arrangements may also be made using an income sharing arrangement such as a joint venture. Payment or reimbursement in connection with the provision of Other Services by the Advisor or its Affiliates to the Company shall generally be payable monthly within ten (10) days after receipt of a statement prepared by the Advisor documenting the payments, costs and reimbursements.
          (d) Costs and expenses incurred by the Advisor on behalf of the Company shall be reimbursed monthly to the Advisor. The Advisor shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Advisor on behalf of the Company during each month, and shall deliver such written statement to the Company, with a copy to the Board of Directors, within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Advisor pursuant to this Section 8(d) within three (3) business days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Advisor shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company.
          Section 9.   Limits of the Advisor’s Responsibility

          (a) The Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Advisor, including as set forth in Section 6 of this Agreement. The Advisor and its Affiliates, and the directors, officers, employees and stockholders of the Advisor and its Affiliates, will not be liable to the Company, the Independent Directors or the Company’s security holders for any acts or omissions performed in accordance with and pursuant to this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under this Agreement. The Company shall reimburse, indemnify and hold harmless the Advisor, its Affiliates, and the directors, officers, employees and stockholders of the Advisor and its Affiliates of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of the Advisor, its Affiliates, and the directors, officers, employees and stockholders of the Advisor and its Affiliates performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties.
          (b) The Advisor shall reimburse, indemnify and hold harmless the Company, its Affiliates, and the directors, officers, employees and stockholders of the Company and its Affiliates, of and from any and all Losses in respect of or arising from the Advisor’s bad faith, willful misconduct, gross negligence or reckless disregard for its duties under this Agreement.
          Section 10.   No Joint Venture
          The Company and the Advisor are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
          Section 11.   Term; Termination Without Cause; Unfair Compensation
          (a) Initial Term. This Agreement shall become effective on the Closing Date and shall continue in operation, unless terminated in accordance with the terms hereof, until December 31, 2008 (the “Initial Term”).
          (b) Automatic Renewal Terms. After the Initial Term, this Agreement shall be deemed renewed automatically each year for successive one-year terms (each, an “Automatic Renewal Term”) unless the Company or the Advisor terminates the Agreement in accordance with Section 11(c) of this Agreement.
          (c) Termination or Nonrenewal of the Advisor Without Cause. Notwithstanding any other provision of this Agreement to the contrary, after the expiration of the Initial Term and upon one hundred eighty (180) days’ prior written notice to the Advisor (the “Company Termination Notice”), the Company may, without cause, (i) terminate this Agreement or (ii) in connection with the expiration of the Initial Term or any Automatic Renewal Term, decline to renew this Agreement (any such termination or nonrenewal, a “Termination Without Cause”); provided that the Company shall be obligated to pay the Advisor the Termination Fee within ninety (90) days of a Termination Without Cause. In the Company Termination Notice, the

Company shall specify the date, not less than one hundred eighty (180) days from the date of the Company Termination Notice, on which this Agreement shall terminate (the “Effective Termination Date”). In the event of a Termination Without Cause, such termination or nonrenewal shall be without any further liability or obligation of either party to the other, except as provided in Section 14 of this Agreement.
          (d) Unfair Advisor Compensation. The Company may terminate this Agreement or in connection with the expiration of the Initial Term or any Automatic Renewal Term decline to renew this Agreement for any reason in accordance with the terms and provisions of Section 11(c). If such reason arises from a decision made by majority a vote of the Independent Directors (using their reasonable and good faith judgment) that the Base Advisory Fee and/or distributions with respect to the Class B Units payable to the Advisor is unfair, the Company shall not have the foregoing termination right in the event the Advisor agrees to continue to perform its duties hereunder at a fee that the Independent Directors determine to be fair (using their reasonable and good faith judgment); provided, however, the Advisor shall have the right to renegotiate the Base Advisory Fee and/or distributions with respect to the Class B Units by delivering to the Company, not less than one hundred twenty (120) days prior to the pending Effective Termination Date, written notice (a “Notice of Proposal to Negotiate”) of its intention to renegotiate the Base Advisory Fee and/or distributions with respect to the Class B Units. Thereupon, the Company and the Advisor shall endeavor to negotiate the Base Advisory Fee and/or distributions with respect to the Class B Units in good faith. Provided that the Company and the Advisor agree to a revised Base Advisory Fee and/or distributions with respect to the Class B Units (or other compensation structure) within sixty (60) days following the Company’s receipt of the Notice of Proposal to Negotiate, the Company Termination Notice shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Base Advisory Fee and/or distributions with respect to the Class B Units (or other compensation structure) shall be the revised Base Advisory Fee and/or distributions with respect to the Class B Units (or other compensation structure) then agreed upon by the Company and the Advisor. The Company and the Advisor agree to execute and deliver an amendment to this Agreement setting forth such revised Base Advisory Fee and/or distributions with respect to the Class B Units (or other compensation structure) promptly upon reaching an agreement regarding same. In the event that the Company and the Advisor are unable to agree to a revised Base Advisory Fee and/or distributions with respect to the Class B Units (or other compensation structure) during such sixty (60) day period, this Agreement shall terminate on the Effective Termination Date. The Company’s obligation to pay the Termination Fee set forth in Section 11(c) shall survive the termination of this Agreement.
          (e) Termination by the Advisor. Notwithstanding any other provision of this Agreement to the contrary, and upon sixty (60) days’ prior written notice to the Company, the Advisor may terminated this Agreement, without payment of a Termination Fee.
          Section 12.   Assignments
          This Agreement may not be assigned (within the meaning of the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder) by either party hereto, in whole or in part, and shall terminate automatically (without the payment of the Termination Fee if the termination is the result of an assignment by the Advisor) in the event of any such assignment, unless such assignment is consented to in writing by the other party; provided, however, that the Advisor may delegate to one or more of its Affiliates performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance.
          Section 13.   Termination of the Advisor for Cause
          At the option of the Company and at any time during the term of this Agreement, this Agreement shall be and become terminated upon sixty (60) days’ written notice of termination from the Board of Directors to the Advisor, without payment of the Termination Fee, if any of the following events shall occur:
     (i) the Advisor shall commit a material breach of any provision of this Agreement (including the failure of the Advisor to use reasonable efforts to comply with the Company’s investment policy and Guidelines), which such material breach causes a material adverse effect on the Company and continues uncured for a period of sixty (60) days after written notice of such breach;
     (ii) the Advisor shall commit any act of fraud, misappropriation of funds, or embezzlement against the Company in its corporate capacity (as distinguished from the acts of any employees of the Advisor which are taken without the complicity of the board of directors or executive officers of the Advisor) or shall be grossly negligent in the performance of its duties under this Agreement;
     (iii) (A) the Advisor shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Advisor shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the Advisor any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (C) the Advisor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A) or (B) above; or (D) the Advisor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
     (iv) upon a Change in Control of the Advisor.
If any of the events specified in the preceding clause (ii) shall occur, the Advisor shall give prompt written notice thereof to the Board of Directors.
          Section 14.   Action Upon Termination

          From and after the effective date of termination of this Agreement pursuant to Sections 11, 12, or 13 of this Agreement, the Advisor shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated or not renewed, pursuant to Section 11, the Termination Fee. Upon any such termination, the Advisor shall forthwith:
     (a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;
     (b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company; and
     (c) deliver to the Board of Directors all property and documents of the Company then in the custody of the Advisor and cooperate with the Company on any transition to a new advisor.
          Section 15.   Release of Money or Other Property Upon Written Request
          The Advisor agrees that any money or other property of the Company held by the Advisor shall be held by the Advisor as custodian for the Company, and the Advisor’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Advisor of a written request signed by a duly authorized officer of the Company requesting the Advisor to release to the Company any money or other property then held by the Advisor for the account of the Company under this Agreement, the Advisor shall release such money or other property to the Company as promptly as reasonably practicable, but in no event later than sixty (60) days following such request. The Advisor shall not be liable to the Company, the Independent Directors, or the Company’s security holders for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section. The Company shall indemnify the Advisor, its directors, officers, stockholders, employees and agents against any and all Losses (as defined above) which arise in connection with the Advisor’s release of such money or other property to the Company in accordance with the terms of this Section 19. Indemnification pursuant to this provision shall be in addition to any right of the Advisor to indemnification under Section 11 of this Agreement.
          Section 16.   Representations and Warranties
          For purposes of this Section 16, “Company” shall not include its Subsidiaries.
          (a) The Company hereby represents and warrants to the Advisor as follows:
     (i) The Company is duly organized, validly existing and in good standing under the laws of Delaware, has the corporate power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole.
     (ii) The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
     (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
     (b) The Advisor hereby represents and warrants to the Company as follows:
     (i) The Advisor is duly organized, validly existing and in good standing under the laws of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Advisor.

     (ii) The Advisor has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Advisor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Advisor in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Advisor, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Advisor enforceable against the Advisor in accordance with its terms.
     (iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Advisor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Advisor, or the Governing Instruments of, or any securities issued by the Advisor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Advisor is a party or by which the Advisor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Advisor, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
          Section 17.   Enforcement of Agreement by the Company Against Advisor
          The Independent Directors, acting by majority, shall have the sole power to enforce the provisions of this Agreement on behalf of the Company against the Advisor.
          Section 18.   Miscellaneous
          (a) Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows (or to such other address as may be hereafter notified by the respective parties hereto):

The Company	Lexington Strategic Asset Corp.
and the Operating	c/o Lexington Corporate Properties Trust
Partnership:	One Penn Plaza, Suite 4015
New York, New York 10119-4015
Attention: Chief Executive Officer
Fax: 212-594-6600

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attention: Mark Schonberger, Esq.
Fax: (212) 230-7747

The Advisor:	LXP Advisory LLC
c/o Lexington Corporate Properties Trust
One Penn Plaza, Suite 4015
New York, New York 10119-4015
Attention: Chief Executive Officer
Fax: 212-594-6600

with a copy to:	Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attention: Mark Schonberger, Esq.
Fax: (212) 230-7747
          (b) Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.
          (c) Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof.
          (d) Amendments. Neither this Agreement, nor any terms hereof, may be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.
          (e) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

          (f) Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.
          (g) No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          (h) Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matter incident thereto.
          (i) Section Headings. The section and subsection headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.
          (j) Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by facsimile), and all such counterparts taken together shall be deemed to constitute one and the same instrument.
          (k) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LEXINGTON STRATEGIC ASSET CORP.

By:		/s/ T. Wilson Eglin

Name: T. Wilson Eglin
Title: Chief Executive Officer

LSAC OPERATING PARTNERSHIP L.P.

By:		LSAC General Partner LLC, its general partner

	By:	/s/ T. Wilson Eglin

Name: T. Wilson Eglin
Title: Chief Executive Officer

LXP ADVISORY LLC

By:		/s/ T. Wilson Eglin

Name: T. Wilson Eglin
Title: Chief Executive Officer

Exhibit A
[Conflicts Policy of Lexington Corporate Properties Trust
with respect to
Lexington Corporate Properties Trust
and
Lexington Strategic Asset Corp.
     Lexington Corporate Properties Trust and its affiliates (collectively, other than LSAC (as defined below), “Lexington”) manage and invest in net leased real estate and several joint venture investment programs. In particular, (i) Lexington is the managing member of (A) Lexington Acquiport Company, LLC (“LAC I”), (B) Lexington Acquiport Company II, LLC (“LAC II”), and (C) Triple Net Investment Company LLC (“TNI”), and (ii) a Lexington affiliate is the managing general partner of Lexington/Lion Venture L.P. (“LION,” and, together with LAC, LAC II and TNI, collectively, the “Joint Ventures”). The Joint Ventures invest in net leased real estate. LXP Advisory LLC, a wholly owned indirect subsidiary of Lexington (the “Advisor”), will be the external advisor of Lexington Strategic Asset Corp., a newly formed Delaware corporation (“LSAC”), which intends to invest in the LSAC Primary Investments (as defined below). Lexington will own approximately 25% of LSAC following the Rule 144A/Regulation S private placement of LSAC’s common stock.
     Lexington will continue to manage its own business and investments and provide its investment expertise and access to investment opportunities to both the Joint Ventures and LSAC. Because certain investments may be appropriate for Lexington, one or more of the Joint Ventures and LSAC, Lexington has developed the conflicts policy below to ensure fair treatment of Lexington, the Joint Ventures and LSAC and to fairly allocate potential overlapping investment opportunities between Lexington, the Joint Ventures and LSAC.
     A. The capital commitments of the members of LAC I have been fully invested. As a result, LAC I no longer has a preemptive right with respect to any property that Lexington would be willing to purchase.
     B. Pursuant to the Operating Agreement of LAC II, dated as of July 14, 1999, as amended to date, prior to fully investing each member’s capital commitment, Lexington is required to offer first to LAC II 50% of Lexington’s opportunities to acquire office and industrial properties requiring a minimum investment of $15.0 million that are net leased to investment grade tenants for a minimum term of 10 years, are available for immediate delivery and satisfy other specified investment criteria more specifically set forth in the Operating Agreement of LAC II.
     C. Pursuant to the Limited Partnership Agreement of LION, dated as of October 1, 2003, as amended to date, prior to fully investing each partner’s capital commitment, Lexington is required to offer first to LION all of Lexington’s opportunities to acquire office, industrial and retail properties requiring an investment of $15.0 million to $40.0 million that are net leased to non-investment grade tenants for a minimum term of at least five years, are available for immediate delivery and satisfy other specified investment criteria more specifically set forth in the Limited Partnership Agreement of LION. This requirement is subject also to Lexington’s obligation to offer such opportunity first to LAC II.
     D. Pursuant to the Limited Liability Company Agreement of TNI, dated as of April 22, 2004, until 75% of the aggregate equity commitment is funded, Lexington is required to offer first to TNI all of Lexington’s opportunities to acquire certain office, bulk warehouse and distribution properties requiring an investment of $8.0 million to $30.0 million that are net leased to non-investment grade tenants for a minimum term of at least 9 years and satisfy other specified investment criteria more specifically set forth in the Limited Liability Company Agreement of TNI. This requirement is subject also to Lexington’s obligation to offer such opportunity first to LAC II or LION.
     E. LSAC intends to invest primarily in the following types of assets (collectively, the “LSAC Primary Investments”) and, subject to paragraphs F and G below, Lexington shall be obligated to offer first to LSAC any of Lexington’s investment opportunities constitute LSAC Primary Investments:
•	General Purpose Real Estate – office, retail, and industrial properties net leased to private and middle market type tenants, most of which will be either unrated or below investment grade credits.

•	Special Purpose Real Estate – net leased special purpose properties in the United States, such as medical buildings, theaters, hotels and auto dealerships.

•	Non-U.S. Net Leased Properties – net leased properties in the Americas with rent payments denominated in U.S. dollars which are typically leased to U.S. companies.

•	Specialized Facilities – large scale facilities in the United States supported by net leases or other contracts where a significant portion of the facility’s value is in equipment or other improvements, such as power generation assets and cell phone towers.

•	Integral Equipment – net leased equipment and major capital assets that are integral to the operations of LSAC’s tenants and to LSAC’s real estate investments.
     F. Lexington shall not be required to present to LSAC any investment opportunities that are subject to a first offer right of a Joint Venture, unless the applicable exclusivity conditions have expired or Lexington’s joint venture partner elects not to approve such Joint Venture’s pursuit of such investment opportunity.
     G. Subject to Lexington’s obligations to its Joint Ventures, Lexington shall not invest in any LSAC Primary Investment, unless such LSAC Primary Investment shall have been presented to LSAC for acquisition and LSAC shall have determined, in accordance with the Investment Guidelines, not to acquire such LSAC Primary Investment.
     H. Acting reasonably and in good faith, Lexington will determine if any investment opportunities sourced for either Lexington (not including the investment opportunities subject to a first offer right of a Joint Venture) or LSAC meet the investment objectives of Lexington and LSAC taking into account such considerations as risk/return objectives, nature of the investment focus of each entity, leverage and other restrictions, tax and regulatory issues, expected holding periods, asset type, tenant and geographic concentration, the relative sources of capital and any other considerations deemed relevant by Lexington (an “Overlapping Investment”). Lexington and LSAC may acquire Overlapping Investments subject to the guidelines outlined herein.
     I. Where reasonably practicable, full ownership of Overlapping Investments will be allocated to LSAC. If allocating ownership of an Overlapping Investment to LSAC is not reasonably practicable, ownership of such Overlapping Investment will be allocated between Lexington and LSAC on a basis that Lexington determines in good faith to be fair and reasonable.
     J. As long as the Advisory Agreement, dated as of September [___], 2005, including any amendments or supplements thereto, between the Advisor, LSAC and LSAC Operating Partnership L.P. is in effect, Lexington shall not, and shall cause its affiliates to not, raise, sponsor or advise any new entity, investment program or joint venture (“Future Investment Program”) whose primary objective is to invest in the LSAC Primary Investments unless such Future Investment Program agrees to be bound by this conflicts policy.
     K. If Lexington determines that an Overlapping Investment exists with respect to LSAC and any Future Investment Program, such Overlapping Investment shall be allocated between LSAC and the Future Investment Programs in the manner described in paragraph I above.
     L. Subject to the terms of this conflicts policy, nothing shall prevent any affiliate of the Advisor from engaging in other businesses or from rendering investment, asset management or other advisory services, including, without limitation, investing in, or rendering investment, asset management or other advisory services to others investing in, any real estate related assets.
     M. Lexington, through the Advisor, will provide LSAC with key personnel, including a Chief Investment Officer and Chief Operating Officer whose primary responsibility will be to provide management services to LSAC. These individuals will devote a substantial majority of their professional time to the management of LSAC.
     N. This conflicts policy may only be amended, changed or supplemented with the mutual consent of Lexington and LSAC (it being understood that any such consent by LSAC shall require approval of a majority of the independent members of the Board of Directors of LSAC.

Exhibit B
Investment Guidelines for Lexington Strategic Asset Corp.
•	No investment may be made that would cause Lexington Strategic Asset Corp. (the “Company”) to be regulated as an investment company under the Investment Company Act of 1940.
•	No more than 20% of the Company’s equity, determined as of the date of each investment, may be invested in any single asset.
•	The loan-to-value ratio on the Company’s portfolio may not exceed 75% of the total purchase price of the assets in the Company’s portfolio, depending on the characteristics of the Company’s portfolio.
•	The Company may not co-invest with LXP Advisory LLC (the “Advisor”) or any of its affiliates unless the Company’s investment committee determines that (i) the co-investment is otherwise in accordance with these investment guidelines and (ii) the terms of the co-investment are at least as favorable to the Company as to the Advisor or the affiliate (as applicable) making such co-investment.
•	No more than 20% of the Company’s equity, determined as of the date of an investment, may be invested in assets located outside of the United States.
•	No more than 20% of the Company’s equity, determined as of the date of an investment, may be invested in equipment assets.
•	Before the Company engages in any transaction, the approval of the Company’s investment committee must be obtained. Upon the approval of the Company’s investment committee, the Advisor may engage in transactions for investments meeting these guidelines without the approval of the Company’s board of directors if such transaction or series of related transactions have a purchase price less than $25.0 million.
•	The Advisor is required to seek the approval of a majority of the Company’s board of directors before it engages in a transaction or series of related transactions with a purchase price in excess of $25.0 million.
•	The Advisor is required to seek the approval of a majority of the independent members of the Company’s board of directors for: (i) any transaction that would involve the acquisition by the Company of an investment in which the Advisor or any of its affiliates has an ownership interest, or the sale by the Company of an investment to the Advisor or any of its affiliates, (ii) any investment by the Company entered into with the Advisor or any of its affiliates, and (iii) any circumstances where the Advisor is subject to an actual or potential conflict of interest because it manages both the Company and another person with whom the Company has a contractual relationship.